As filed with the Securities and Exchange Commission on June 26, 2020
Registration No. 333-177561
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
NETFLIX, INC.
(Exact name of registrant as specified in its charter)
__________________________________

Delaware	77-0467272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Winchester Circle, Los Gatos, California	95032
(Address of principal executive offices)	(Zip Code)
Netflix, Inc. 2011 Stock Plan

Netflix, Inc. 2020 Stock Plan
(Full title of the plan)

David Hyman
Netflix, Inc.
General Counsel
100 Winchester Circle
Los Gatos, California 95032
(Name and address of agent for service)

(408) 540-3700
(Telephone number, including area code, of agent for service)

With a copy to:

Thomas J. Ivey
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Telephone: (650) 470-4522
__________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

EXPLANATORY NOTE

Netflix, Inc. (the “Registrant” or the “Company”) filed a Registration Statement on Form S-8 (File No. 333-177561) with the Securities and Exchange Commission (the “Commission”) on October 27, 2011 (the “Prior Registration Statement”) to register a total of 5,700,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) for issuance under the Netflix, Inc. 2011 Stock Plan (the “2011 Plan”) and any additional number of shares of Common Stock that may be offered or issued from stock splits, stock dividends or similar transactions. On July 15, 2015, the Company effected a 7 for 1 stock split.

On June 4, 2020 (the “Effective Date”), the Company’s stockholders approved Netflix, Inc. 2020 Stock Plan (the “2020 Plan”). The total number of shares of Common Stock authorized for issuance under the 2020 Plan consists of: (i) 17,500,000 new shares of Common Stock, plus (ii) the 5,530,106 shares of Common Stock available for additional award grant purposes under the 2011 Plan as of 12:01 a.m. Pacific Time on March 4, 2020 (the “Effective Time”), plus (iii) any shares of Common Stock subject to awards under the 2011 Plan that are outstanding as of the Effective Time that, after the Effective Time, expire, become unexercisable, or are forfeited or repurchased by the Company without having become vested (the shares described in (ii) and (iii) are collectively referred to as the “2011 Plan Shares”). Outstanding awards granted under the 2011 Plan will continue to be governed by the terms of the 2011 Plan, but no new awards will be granted under the 2011 Plan after the Effective Date.

The Company is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Prior Registration Statement in accordance with Item 512(a)(1)(iii) of Regulation S-K and Commission Securities Act Forms Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the 2011 Plan Shares under the 2020 Plan (as such shares would no longer be issuable under the 2011 Plan). No additional securities are being registered by this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2020 Plan, and have been sent or given to participants in the 2011 Plan, as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Post-Effective Amendment in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are incorporating by reference certain information that we have filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this Post-Effective Amendment, and the information that we later file with the Commission will automatically update and supersede the information contained or incorporated by reference into this Post-Effective Amendment. The following documents filed by the Registrant with the Commission are incorporated by reference into this Post-Effective Amendment:

1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (“2020 Annual Report on Form 10-K”), filed with the Commission on January 29, 2020, including the portions of the Registrant’s proxy statement for the 2020 annual meeting of stockholders, filed with the Commission on April 22, 2020, incorporated by reference in Part III of the 2020 Annual Report on Form 10-K;
2.The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on April 21, 2020;
3.The Registrant’s Current Reports on Form 8-K filed with the Commission on April 28, 2020, May 15, 2020 and June 9, 2020; and
4.The description of the Registrant’s common stock set forth in Exhibit 4.17 of our 2020 Annual Report on Form 10-K.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated herein by reference into this and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Post-Effective Amendment, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Registrant or any predecessor of the Registrant, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor of the Registrant.

The Registrant’s Amended and Restated Bylaws provide for mandatory indemnification to the fullest extent permitted by General Corporation Law against all expense, liability and loss including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements, provided that the Registrant shall not be required to indemnify in a proceeding initiated by a director, officer, employee or agent of the corporation unless the proceeding in which indemnification is sought was authorized in advance by our board of directors.

The Registrant’s directors and officers are covered by insurance maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, the Registrant has entered into contracts with its directors and officers providing indemnification of such directors and officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A filed April 16, 2002)
4.2
Indenture, dated as of February 1, 2013, by and between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 1, 2013)

4.3
Indenture, dated as of February 19, 2014, by and between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 19, 2014)

4.4
Indenture, dated as of February 5, 2015, by and between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 5, 2015)

4.5
Indenture, dated as of February 5, 2015, by and between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed February 5, 2015)

4.6
Indenture, dated as of October 27, 2016, by and between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 27, 2016)

4.7
First Supplemental Indenture, dated as of September 24, 2014, by and between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.7 to the Company’s Quarterly Report on Form 10-Q filed April 20, 2017)

4.8
Indenture, dated as of May 2, 2017, by and between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 3, 2017)

4.9
Indenture, dated as of October 26, 2017, by and between the Company and Wells Fargo Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 26, 2017)

4.10
Indenture, dated as of April 26, 2018, by and between the Company and Wells Fargo Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 26, 2018)

4.11
Indenture, dated as of October 26, 2018, by and between the Company and Wells Fargo Bank National Association, as Trustee (6.375% Senior Notes due 2029) (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 26, 2018)

4.12
Indenture, dated as of October 26, 2018, by and between the Company and Wells Fargo Bank National Association, as Trustee (4.625% Senior Notes due 2029) (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed October 26, 2018)

4.13
Indenture, dated as of April 29, 2019, by and between the Company and Wells Fargo Bank National Association, as Trustee (5.375% Senior Notes due 2029) (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 29, 2019)

4.14
Indenture, dated as of April 29, 2019, by and between the Company and Wells Fargo Bank National Association, as Trustee (3.875% Senior Notes due 2029) (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed April 29, 2019)

4.15
Indenture, dated as of October 25, 2019, by and between the Company and Wells Fargo Bank National Association, as Trustee (4.875% Senior Notes due 2030) (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 25, 2019)

4.16
Indenture, dated as of October 25, 2019, by and between the Company and Wells Fargo Bank National Association, as Trustee (3.625% Senior Notes due 2030) (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed October 25, 2019)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Netflix, Inc. 2011 Stock Plan (incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed April 20, 2011)
10.2	Netflix, Inc. 2020 Stock Plan (incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed April 22, 2020)
23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.

The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on June 18, 2020.

NETFLIX, INC.

/s/ Reed Hastings
Name: Reed Hastings
Title: Chief Executive Officer, President and
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Reed Hastings, Chief Executive Officer, President and Chairman of the Board and Spencer Neumann, Chief Financial Officer, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Reed Hastings	Chief Executive Officer, President, Chairman of the Board (Principal Executive Officer)	June 18, 2020
Reed Hastings

/s/ Spencer Neumann	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 19, 2020
Spencer Neumann

/s/ Richard Barton	Director	June 12, 2020
Richard Barton

/s/ Rodolphe Belmer	Director	June 26, 2020
Rodolphe Belmer

/s/ Mathias Döpfner	Director	June 18, 2020
Mathias Döpfner

/s/ Timothy Haley	Director	June 18, 2020
Timothy Haley

/s/ Jay Hoag	Director	June 13, 2020
Jay Hoag

/s/ Leslie Kilgore	Director	June 11, 2020
Leslie Kilgore

/s/ Ann Mather	Director	June 15, 2020
Ann Mather

/s/ Ambassador Susan Rice	Director	June 22, 2020
Ambassador Susan Rice

/s/ Brad Smith	Director	June 16, 2020
Brad Smith

Director
Anne Sweeney